Exhibit 10.246

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the 'Agreement') is entered into as of this ___ day of __________, 2002 (the "Effective Date") by and among The Charles Schwab Corporation, a Delaware corporation ('TCSC'), Schwab Capital Markets, L.P., a New Jersey limited partnership ('SCM') and Lon Gorman, an individual ('Executive').

                                 R E C I T A L S

     A. Executive commenced employment with TCSC as Executive Vice President on June 10, 1996 and since then has been serving TCSC and SCM in various capacities, including but not limited to serving as Vice Chairman - Enterprise President of SCM (the "SCM President") since August 1, 1999.

     B. Executive desires to continue to serve TCSC and SCM and TCSC and SCM desire to continue to so employ Executive and secure Executive's agreement, inter alia, not to compete with TCSC, SCM and/or their affiliates or subsidiaries for the period and on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

                                    AGREEMENT

     1. Employment. TCSC hereby employs Executive as Vice Chairman and Executive Vice President and SCM hereby employs Executive as SCM President and Executive hereby agrees to serve in those positions or in such other comparable or higher officer position to which he may be appointed or assigned by the Co-Chief
Executive Officers of TCSC during the Employment Term (as defined below). Executive shall report to the President & Co-Chief Executive Officer of TCSC, or to such other more senior person or persons within SCM, Charles Schwab & Co. ("Schwab") or TCSC as may be designated by the Board of Directors of TCSC ("the Board").

     2. Employment Term. The term of Executive's employment under this Agreement shall be for a period of five (5) years commencing on the Effective Date, unless earlier terminated pursuant to Section 7 of this Agreement (the "Employment Term").

     3. Duties and Responsibilities. During the Employment Term, Executive shall have responsibilities, duties and authority reasonably accorded to and expected of a Vice Chairman and Executive Vice President by TCSC and responsibilities, duties and authority reasonably accorded to and expected of the SCM President by SCM. During the Employment Term, Executive shall devote all of his business time, ability, attention, energy, knowledge and skill to performing all such duties and responsibilities as are reasonably assigned or delegated to him by the Co-Chief Executive Officers of TCSC, including but not limited to serving as the chief executive officer of SCM. Executive agrees to use his best efforts to perform such duties and responsibilities. Executive further agrees that during the Employment Term he shall not, without the prior written consent of the Co-Chief Executive Officers of TCSC and the Compliance Department of TCSC: (i) render to any other person or entity services of any kind or engage in any other business activity, whether for compensation or otherwise (except for services provided to Executive's friends and/or family members or non-profit, educational, charitable or religious organizations), or (ii) serve on any board of directors; provided that Executive may serve on the boards of directors of non-profit, educational, charitable or religious organizations without such prior written consent, so long as the fact of any such board service is disclosed by Executive in writing to the Co-Chief Executive Officers of TCSC and so long as the extent of any such service does not violate any material SCM, Schwab or TCSC policy applicable to such practices, or materially interfere with Executive's performance of his duties and responsibilities under this Agreement, or conflict in any way with the business of SCM, Schwab, TCSC and/or any of their respective affiliates and subsidiaries.

     4. Compensation. For all services rendered by Executive during the Employment Term in any capacity to SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries, including, without limitation, services as an officer, director, or member of any committee (including, without limitation, services as a member of the Executive Committee of TCSC), Executive shall be compensated as follows:

          (a) Base Salary. During the Employment Term, Executive shall receive a gross base salary of $560,000 on an annualized basis to be paid in equal installments twice every month (or otherwise in accordance with changes to SCM's payroll practices), from which SCM shall withhold and deduct all applicable federal and state taxes and authorized deductions as required or permitted by applicable laws ("Base Salary"). Executive's Base Salary shall be reviewed and is subject to adjustment annually by the Co-Chief Executive Officers of TCSC and the Compensation Committee of the Board, in their sole and absolute discretion, provided that Executive's Base Salary shall not be reduced below $560,000 except to the extent consistent with adjustments made to the base salaries of the other current Vice Chair-level members of the Executive Committee of TCSC.

          (b) Executive Committee Bonus. During the Employment Term, Executive shall be eligible to participate in TCSC's Corporate Executive Bonus Plan and Annual Individual Incentive Performance Plan (collectively, the "Executive Committee Bonus Plans"), as such plans may be amended from time to time by TCSC in its sole and absolute discretion, on a basis comparable to the other Vice Chair-level members of the Executive Committee of TCSC. Pursuant to the terms and conditions of the current Executive Committee Bonus Plans, true and correct copies of which are attached hereto as Exhibits A-1 and A-2, respectively, Executive shall be eligible to earn an aggregate annual bonus under such plans with a current target of 125% of his Base Salary, from which SCM shall withhold and deduct all applicable federal and state taxes and authorized deductions as required or permitted by applicable laws (the "Executive Committee Bonus"). The amount of the Executive Committee Bonus, if any, awarded to Executive for any calendar year during the Employment Term will be determined by the Co-Chief Executive Officers of TCSC and the Compensation Committee of the Board, in their sole and absolute discretion, on the basis of: (A) Executive's performance in managing the non-SCM business units for which he is responsible and (B) Executive's contribution to the overall management of TCSC as a member of the Executive Committee. The Executive Committee Bonus paid to Executive, if any, for any calendar year during the Employment Term will be paid on or before February 28th of the following year, on the condition Executive is actively employed with TCSC and SCM on that date, except as otherwise specifically provided in Section 7, below. Executive acknowledges and agrees that nothing in the Executive Committee Bonus Plans, this Section 4(b) or elsewhere in this Agreement, or in any other agreement between Executive and SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries is intended to or does guarantee Executive any minimum Executive Committee Bonus during the Employment Term (except as otherwise specifically provided in Section 7, below) and nothing in the Executive Committee Bonus Plans, this Section 4(b) or elsewhere in this Agreement, or in any other agreement between Executive and SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries is intended to or does affect the manner in which Executive's Executive Committee Bonus is determined under the Executive Committee Plans, other than to specify a current target bonus of 125% of Executive's Base Salary for purposes of the Executive Committee Bonus Plans. In no event shall Executive's target bonus percentage of base salary be reduced below 125% unless the other current Vice-Chair-level member of the Executive Committee of TSCS receive comparable reductions.

          (c) SCM Incentive. Subject to the TCSC stockholder approval described in Section 4(f), below, during the Employment Term Executive shall be eligible to participate in the Schwab Capital Markets Incentive Plan ("SCM Incentive Plan"), which shall be reviewed on an annual basis and which may be amended by TCSC with the written consent of Executive, which shall not be unreasonably withheld, to reflect SCM's current business plan, financial goals or other business objectives. TCSC agrees to submit the SCM Incentive Plan for the Employment Term to the 2003 annual meeting of TCSC stockholders for their approval. Pursuant to the terms and conditions of the current SCM Incentive Plan, a summary of which is attached hereto as Exhibit B, Executive shall be eligible to earn additional annual incentive compensation based on the financial performance of SCM and other related capital markets businesses for which Executive is responsible, from which SCM shall withhold and deduct all applicable federal and state taxes and authorized deductions as required or permitted by applicable laws (the "SCM Incentive"). The SCM Incentive, if any, awarded to Executive in any calendar year during the Employment Term will be awarded by the Compensation Committee of the Board, currently calculated in the manner described on Exhibit C on the basis of SCM's financial performance as measured by its Actual Adjusted Pre-Tax Contribution Margin for the combined performance of all related capital markets businesses for which Executive is responsible. For purposes of illustration and for calendar year 2002 only (as baselines necessarily will change, upwards or downwards, as reasonably determined by the parties hereto, for purposes of calculating Actual Adjusted Pre-Tax Contribution Margins in subsequent years), an SCM Incentive Illustration is attached hereto as Exhibit C. As set forth more fully on Exhibit C, Executive's current target SCM Incentive is $3 million; provided, however, that:
(i) no SCM Incentive will be paid to Executive with respect to any calendar year in which SCM fails to attain the applicable threshold percentage of its financial goal (currently, 80% of its Adjusted Pre-Tax Contribution Margin goal of $138.8 million); (ii) any SCM Incentive paid to Executive shall be pro-rated by the Compensation Committee of the Board in its sole and absolute discretion for Actual Adjusted Pre-Tax Contribution Margin between stated levels and for partial years worked by Executive, except that 2002 shall not be considered a partial year and should not be pro-rated as a result of this Agreement's execution date; and, (iii) the maximum gross amount of SCM Incentive payable to Executive in any calendar year during the Employment Term is $7 million. The SCM Incentive payable to Executive, if any, with respect to any calendar year during the Employment Term shall be paid and/or granted on or before February 28th of the following year, on the condition Executive is actively employed with TCSC and SCM on that date, except as otherwise specifically provided in Section 7, below. The initial $1 million gross of any SCM Incentive payable to Executive in any calendar year during the Employment Term shall be paid entirely in cash; any amount of SCM Incentive payable to Executive in any calendar year during the Employment Term above $1 million gross shall be paid 50% in cash and 50% in equivalent grants of restricted shares of TCSC common stock. The number of restricted shares so granted to Executive, if any, shall be determined by TCSC on the date of grant by dividing the applicable gross dollar value of Executive's SCM Incentive by the average of the high and low price of TCSC common stock on the date of grant. Fifty percent (50%) of the restricted shares subject to any such grant shall vest on the second anniversary of the date of the grant and the remaining 50% shall vest on the third anniversary of the date of the grant, provided in each case that Executive is actively employed by TCSC and SCM on such date, except as otherwise specifically provided in Section 7, below. SCM, TSCS and Executive hereby acknowledge and agree that if SCM's financial performance attains the applicable threshold percentage of the adjusted pre-tax contribution margin goal specified in the SCM Incentive Plan, as it may be amended during the Employment Term in accordance with this Section 4(c), then he shall be entitled to the corresponding SCM Incentive amount specifically allocated thereto; provided, however, that, except as provided in this sentence or in Section 7 below, nothing in the SCM Incentive Plan, this
Section 4(c) or elsewhere in this Agreement, or in any other agreement between Executive and SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries otherwise is intended to or does guarantee him any minimum SCM Incentive during the Employment Term. Notwithstanding any other provision of this Agreement, in no event shall the SCM Incentive Plan, the manner in which the SCM Incentive Bonus is calculated (as described in Exhibit C), including the threshold percentages listed on Exhibit C, or the Executive's target SCM Incentive be altered, amended, terminated or changed in any way without the Executive's written consent (which shall not be unreasonably withheld).

          (d) Participation in The Charles Schwab Corporation Stock Programs. Subject to the approval of, and on the terms and conditions set out by, the Compensation Committee of the Board, Executive may be granted options to purchase common stock of TCSC from time to time during the Employment Term pursuant to the stock plans, agreements and programs applicable to Executive Committee members at the same corporate title and grade level. Any such option granted shall have a ten-year term, an exercise price equal to the closing price of TCSC common stock on the date of grant, and a vesting schedule consistent with similar options granted to other Executive Committee members. Any options granted shall be pursuant to and governed by the terms of the stock plans, agreements and programs then in effect and applicable to Executive Committee members at the same corporate title and grade level.

          (e) Reimbursement of Expenses. During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all properly documented travel, entertainment and other expenses properly incurred by him in connection with his employment by TCSC and SCM in accordance with their policies.

          (f) SCM Incentive Subject to TCSC Stockholder Approval. Executive acknowledges and agrees that notwithstanding anything to the contrary in the SCM Incentive Plan, this Section 4 or elsewhere in this Agreement, or in any other agreement between Executive and SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries, the Executive's eligibility for and/or receipt of (and any obligation of SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries to pay or otherwise provide to Executive) any SCM Incentive pursuant to Section 4(c) above with respect to any calendar year after 2002 is expressly contingent upon the approval by a majority of TCSC's stockholders at TCSC's 2003 annual meeting, of a proposal to approve the SCM Incentive Plan and payments for the Employment Term which may become payable to Executive as described in Section 4(c) above. SCM, TCSC and Executive also acknowledge and agree that, if a majority of TCSC's stockholders fails to approve such a proposal at the TCSC 2003 annual meeting, then, other than with respect to the payments provided in Section 7 below, the SCM Incentive Plan and
Section 4(c), above, shall be null and void and of no further force and effect with respect to any calendar year after 2002 and that the compensation (but not the severance) payable to Executive under this Agreement after 2002 for all services rendered by Executive during the Employment Term in any capacity to SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries shall be determined without regard to the SCM Incentive Plan or Section 4(c), above.


     5. Benefits.

          (a) Employee Benefits and Perquisites. During the Employment Term, Executive shall be eligible to participate in those employee benefit plans and perquisites of Schwab or TCSC comparable to those available to other Vice Chair-level members of the Executive Committee of TCSC, provided that such benefits and perquisites may be amended, revised or eliminated by Schwab or TCSC from time to time in its sole and absolute discretion.

          (b) Vacation and Sick Leave. During the Employment Term, Executive shall be entitled to accrue paid vacation and sick leave consistent with policies of Schwab or TCSC applicable to other Vice Chair-level members of the Executive Committee of TCSC, provided that such policies may be amended, revised or eliminated by Schwab or TCSC from time to time in its sole and absolute discretion.

     6. Non-Competition, Non-Solicitation, Confidentiality and Assignment of Developments. As a material inducement to cause TCSC and SCM to employ Executive hereunder and in consideration of TCSC's and SCM's employment of Executive hereunder, Executive hereby covenants and agrees as follows:

          (a) At all times during Executive's employment with SCM and/or TCSC and for a period of one (1) year subsequent to the termination of Executive's employment with SCM and/or TCSC for any reason, Executive shall not, directly or indirectly, alone or with others, on his own behalf or on behalf of another:

               (i) enter the employ of or render any services to any person, joint venture, partnership, firm, corporation, limited liability company or other entity other than SCM, Schwab, TCSC or any of their respective affiliates or subsidiaries (each, a "Schwab Entity"; collectively, the "Schwab Entities"), engaged in the business or businesses of the trading, sales, research and/or underwriting of equity and/or equity-related instruments, including without limitation option trading, market-making activities and/or electronic program trading, and/or fixed income trading, sales and/or underwriting, including without limitation UIT's and/or exchange-traded funds ("Competitive Business");

               (ii) engage in, participate in, assist in or otherwise benefit from any Competitive Business; or

               (iii) continue to be or become interested in any Competitive Business, directly or indirectly, in any capacity or in any relationship with any other person or entity (other than any Schwab Entity) whether as an individual, partner, member, shareholder, director, officer, principal, agent, employee, trustee, or consultant; provided, however, that nothing contained in this Agreement shall be deemed to prohibit Executive from acquiring, solely as an investment, shares of capital stock of any corporation which are publicly traded so long as Executive does not thereby own more than five percent (5%) of the outstanding shares of such corporation.

          (b) At all times during Executive's employment with TCSC and/or SCM and for a period of one (1) year subsequent to the termination of Executive's employment with TCSC and/or SCM for any reason, Executive shall not, directly or indirectly, alone or with others, on his own behalf or on behalf of another:

               (i) contact or solicit any person or entity who at such time is or, during the twelve (12) months prior to such time was, employed by or engaged as a consultant under contract to any Schwab Entity for the purpose of hiring that person or entity on behalf of any person or entity other than a Schwab Entity, or otherwise encouraging that person or entity to leave the employment of any Schwab Entity;

               (ii) hire on behalf of any person or entity other than a Schwab Entity any person or entity who at such time is, or during the 12 months prior to such time was, employed by or engaged as a consultant under contract to any Schwab Entity; or

               (iii) solicit for the benefit or account of any person or entity other than a Schwab Entity, any person or entity who at such time is, or during the 12 months prior to such time was, a customer of any Schwab Entity.

          (c) During and at all times following the Employment Term, Executive shall keep secret and retain in the strictest confidence all confidential matters and information relating to the Schwab Entities and/or any of their respective customers, including, without limitation, trade secrets, proprietary information, "know-how", "show-how", customer identities, information or lists, pricing policies, account and pricing valuation methods, operating methods or procedures, marketing plans or strategies, product development techniques or plans, designs or design projects, technical processes, formulae, source codes, inventions and research projects learned by him prior to and during his employment with TCSC and/or SCM ("Confidential Information"). Executive shall not disclose such Confidential Information to anyone other than authorized personnel of the Schwab Entities, or use such Confidential Information for his own benefit or for the benefit of any person or entity other than the Schwab Entities, except as required in the course of performing his duties as an employee of SCM and/or TCSC or as required by law, or if such matters become generally available to the public other than by (i) disclosure by Executive or anyone else owing a duty of confidentiality to any Schwab Entity, provided Executive has or reasonably should have actual or constructive knowledge that such disclosure was made in breach of such other person's duty of confidentiality, or (ii) Executive's failure to put in place adequate protections to prevent disclosure of Confidential Information. In the event that Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Executive shall provide TCSC and SCM, to the extent permitted by law, with prompt notice of such request or order so that TCSC and SCM or any of the other Schwab Entities may seek to prevent such disclosure. In the case of any disclosure required by law, Executive shall disclose only that portion of the Confidential Information he is required to disclose.

          (d) Executive agrees that any and all inventions, ideas, discoveries, improvements, processes, developments, designs, "know-how", "show-how", data, computer programs, algorithms, formulae, works of authorship, work modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions and all other intellectual property rights or other developments whatsoever (collectively, "Developments"), whether or not patentable or registrable  under  copyright,  trademark,  or  similar  statutes  or subject to analogous protection, made, authored, discovered, reduced to practice, conceived, developed or otherwise obtained by Executive (alone or jointly with others, whether during business hours or otherwise and whether on any Schwab Entity's premises or otherwise) during his employment with TCSC and/or SCM, and arising from or relating to such employment or the business of any Schwab
Entity, or made using any Schwab Entity's time, materials or facilities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) shall be promptly and fully disclosed to TCSC and/or SCM and to no one else and are and shall be the sole property of TCSC and/or SCM and/or its or their nominees or assigns as "works made for hire" (as that term is used under U.S. copyright law) or otherwise, and TCSC and/or SCM and/or its or their nominees or assigns shall be the sole owner of all patents, copyrights, and other rights in or connected with such Developments. Executive agrees that all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any Developments are and shall be the sole and exclusive property of TCSC and/or SCM. To the extent any Developments are not or are deemed not to be works made for hire, Executive hereby assigns to TCSC and SCM without further compensation all right, title and interest he has or may have in any Developments at that time or thereafter and agrees that he shall acquire no rights during the course of his employment with TCSC and SCM with respect to Developments. During and after his employment with TCSC and SCM, Executive shall assist TCSC and SCM and/or their nominees or assigns (without charge but at no expense to Executive) to obtain and maintain or enforce any patents, copyrights, mask works or other rights or protections relating to such Developments in all countries. Executive irrevocably designates and appoints TCSC, SCM and their duly authorized officers and agents as his agent and attorney-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to such Developments with the same legal force and effect as if Executive had executed them himself. Executive represents and agrees that Exhibit D hereto sets forth all inventions (whether patentable or not), patents, trade secrets, trademarks, trade names, copyrights, and other intellectual property owned by Executive before entering into employment with TCSC and SCM hereunder. Executive will not assert any rights in or to any inventions, patents, trade secrets, trade names, copyrights and other intellectual property unless they are identified on Exhibit D.

          (e) Executive acknowledges and agrees that the restrictions contained in this Section 6 are material inducements to TCSC's and SCM's employment of Executive hereunder. Executive further acknowledges that the restrictions contained in this Section 6 are reasonable in scope and duration, will not prevent him from earning a livelihood during the applicable period of restriction, are necessary to protect the legitimate interests of the Schwab Entities, and that any breach by Executive of any provision contained in this
Section 6 will result in immediate irreparable injury to TCSC, SCM and/or the other Schwab Entities for which a remedy at law would be inadequate. Accordingly, Executive acknowledges that TCSC, SCM and/or such other Schwab Entity, shall be entitled to seek permanent injunctive relief against Executive in the event of any breach or threatened breach by Executive of the provisions of this Section 6, in addition to any other remedy that may be available to TCSC, SCM and/or such other Schwab Entities whether at law or in equity. The provisions of this Section 6 shall remain unmodified and in full force and effect following the termination of Executive's employment. It is the intention of the parties to this Agreement that the covenants and restrictions set forth in this Section 6 be given the broadest interpretation permitted by law.

     7. Termination of Employment.

          (a) Expiration of the Employment Term. Unless earlier terminated in accordance with this Section 7, the Employment Term shall automatically terminate on that date which is five (5) years from the Effective Date. In such event, the sole liability (other than as provided in Section 7(i) below) of TCSC, SCM and the other Schwab Entities shall be to pay (or, as the case may be, provide) to Executive: (i) Executive's Base Salary through the last day of the Employment Term, (ii) any bonuses not yet paid to Executive, if any, under Sections 4(b) and 4(c), above, in respect of TCSC's fiscal year ended prior to Executive's termination and any pro-rated bonus payable to Executive under Sections 4(b) and 4(c), above, as determined by the Compensation Committee of the Board in a manner consistent with TCSC policies applicable to Executive Committee members, (iii) all unreimbursed out-of-pocket business expenses of the type described in Section 4(e) above, properly incurred and documented by Executive, (iv) all unused vacation days accrued through the last day of the Employment Term, and (v) any other benefits to which Executive is entitled under applicable employee benefit plans in which he participated. In addition, if and only if Executive retires effective as of the last day of the Employment Term ("Retirement Date") and fully complies with the restrictions and covenants set forth in Section 6, above, then TCSC and/or SCM shall: (A) continue to pay Executive his Base Salary in effect on the last day of the Employment Term for a one-year period following the Retirement Date; (B) pay Executive his annual target Executive Committee Bonus as soon as practicable after the one year anniversary of the Retirement Date; and (C) vest all of the then-unvested shares of restricted stock granted to Executive during the Employment Term pursuant to
Section 4(c), above, if any, effective upon the one year anniversary of the Retirement Date. (For the avoidance of doubt, all unvested stock options and equity based awards held by Executive other than the restricted stock granted to Executive during the Employment Term pursuant to Section 4(c), above, if any, shall cease to vest effective as of the Retirement Date, unless otherwise specified in the applicable stock plans, agreements and programs). In the event Executive fails to retire and/or fails to comply in any respect with his obligations under Section 6, above, then neither TCSC, SCM or any other Schwab Entity shall have any obligation to make any such additional post-employment payments or benefits to Executive but rather shall be entitled to reimbursement by Executive in full for any such additional payments or benefits already made. All payments and benefits provided to Executive pursuant to this Section 7(a) shall be in lieu of any and all other compensation, benefits, perquisites and claims of any kind, excepting only such additional amounts as may be required by law.

          (b) Death. The Employment Term shall terminate upon the death of Executive. In such event, the sole liability (other than as provided in Section 7(i) below) of TCSC, SCM and the other Schwab Entities shall be to pay (or, as the case may be, provide) to Executive's estate: (i) Executive's Base Salary through the last day of the month in which the death of Executive occurs, (ii) any bonuses not yet paid to Executive, if any, under Sections 4(b) and 4(c), above, in respect of TCSC's fiscal year ended prior to Executive's death and any pro-rated bonus payable to Executive under Sections 4(b) and 4(c), above, as determined by the Compensation Committee of the Board in a manner consistent with TCSC policies applicable to Executive Committee members, (iii) all unreimbursed out-of-pocket business expenses of the type described in Section 4(e) above, properly incurred and documented by Executive, (iv) all unused vacation days accrued to the date of Executive's death, (v) full and immediate vesting of all then outstanding stock options, restricted stock grants and other equity-based awards, which, in the case of stock options, shall remain exercisable by the legal representative of Executive's estate for one (1) year following the date of Executive's death (but not beyond their original term) or as otherwise specified in the applicable stock plans, agreements and programs, and (vi) any other benefits to which Executive, his beneficiaries, or his estate is entitled under applicable employee benefit plans in which Executive participated including, but not limited to payments under any plan providing life insurance benefits to Executive, his beneficiaries or his estate. All payments and benefits provided to Executive pursuant to this Section 7(b) shall be in lieu of any and all other compensation, benefits, perquisites and claims of any kind, excepting only such additional amounts as may be required by law.

          (c) Disability. If Executive is deemed to be disabled within the meaning of The Charles Schwab Disability Plan, then TCSC/SCM and/or Executive may terminate Executive's employment and their obligations hereunder. TCSC/SCM and/or Executive shall provide the other written notice of their intent to terminate Executive's employment pursuant to this Section 7(c) at least fourteen
(14) days before the effective date of such termination. In the event of such a termination, subject to and in consideration of Executive's execution of a waiver of liability and general release of all claims against the Schwab Entities and their respective officers, directors, employees and agents in a form acceptable to TCSC and SCM, the sole liability (other than as provided in Section 7(i) below) of TCSC, SCM and the other Schwab Entities shall be to pay (or, as the case may be, provide) to Executive: (i) Executive's Base Salary through the effective date of termination, (ii) any bonuses not yet paid to Executive, if any, under Sections 4(b) and 4(c), above, in respect of TCSC's fiscal year ended prior to Executive's termination and any pro-rated bonus payable to Executive under Sections 4(b) and 4(c), above, as determined by the Compensation Committee of the Board in a manner consistent with TCSC policies applicable to Executive Committee members, (iii) all unreimbursed out-of-pocket business expenses of the type described in Section 4(e) above incurred by Executive prior to the effective date of Executive's termination, (iv) all unused vacation days accrued up to and including the effective date of Executive's termination, (v) full and immediate vesting of all then outstanding stock options, restricted stock grants and other equity-based awards, which, in the case of stock options, shall remain exercisable by the Executive or the legal representative of Executive for one (1) year following the date of Executive's termination (but not beyond their original term) or as otherwise specified in the applicable stock plans, agreements and programs, and (vi) any other benefits to which Executive is entitled under applicable employee benefits plans in which he participated including, but not limited to, payments under any plan providing disability insurance benefits to Executive. In the event Executive fails to execute the waiver of liability and general release described above, then neither TCSC, SCM nor any other Schwab Entity shall have any obligation to make any such post-employment payments or benefits to Executive, with the exception of those payments or benefits described in subsections (i),
(iii), (iv), (v) and (vi) herein, but rather shall be entitled to reimbursement by Executive in full for any such payments or benefits already made. All payments and benefits provided to Executive pursuant to this Section 7(c) shall be in lieu of any and all other compensation, benefits, perquisites and claims of any kind, excepting only such additional amounts as may be required by law.

          (d) Termination of Executive for Cause. TCSC and SCM may terminate Executive's employment and their obligations hereunder at any time during the Employment Term for Cause (as defined below), provided that TCSC and SCM have given Executive written notice of the event or events constituting Cause and a reasonable opportunity (not to exceed fourteen (14) calendar days) for Executive to cure such event or events, provided such event or events are capable of being cured. In the event of such a termination, the sole liability (other than as provided in Section 7(i) below) of TCSC, SCM and the other Schwab Entities shall be to pay (or, as the case may be, provide) to Executive: (i) Executive's Base Salary through the effective date of termination, (ii) payment of all unreimbursed out-of-pocket business expenses of the type described in Section 4(e) incurred by Executive prior to the effective date of Executive's termination, (iii) all unused vacation days accrued up to and including the effective date of Executive's termination, and (iv) any other benefits to which Executive is entitled under applicable employee benefit plans in which he participated. The effect of a termination under this Section 7(d) on Executive's outstanding stock options, restricted stock grants and other equity-based awards shall be determined in accordance with the applicable stock plans, agreements and programs. For purposes of this Agreement, an event or occurrence constituting "Cause" shall mean any one or more of the following:

               (i) Executive's  failure or refusal to substantially  perform his duties, responsibilities, agreements or covenants as set forth or referenced herein, or Executive's continued neglect to perform such duties, responsibilities, agreements or covenants to the full extent of his abilities for reasons other than death, physical or mental incapacity;

               (ii) Executive's gross negligence or willful misconduct in the performance of his duties, responsibilities, agreements and covenants as set forth or referenced herein, or conduct which is materially adverse, monetarily or otherwise, to SCM or its shareholders;

               (iii) A finding by a court or other governmental body that an act or acts of Executive constituted a felony or other crime involving theft or fraud under the laws of the United States or any state thereof, or any other event that would operate as a statutory disqualification under applicable securities laws, rules or regulations;

               (iv) Executive's violation of federal or state laws or regulations, or Executive's violation of the regulations of any self-regulatory organization, and a good faith determination by the Co-Chief Executive Officers of TCSC that the continued employment of Executive would be seriously detrimental to TCSC, SCM or their respective businesses;

               (v) Executive's refusal, unwillingness or failure to substantially comply with compliance or risk management rules, policies, directions and/or restrictions of SCM, Schwab or TCSC, or Executive's refusal, unwillingness or failure to substantially comply with human resources rules, policies, directions and/or restrictions of SCM, Schwab or TCSC relating to harassment and/or discrimination, as such rules, policies, directions and/or restrictions are and/or may be established by SCM, Schwab or TCSC from time to time;

               (vi) An uncurable loss by Executive of any license or registration that is necessary for Executive to perform the duties of SCM President, or the imposition by a self-regulatory organization of special supervision or other special requirements as prerequisites for maintaining any license or registration that is necessary for Executive to perform the duties of SCM President, or the commission of any act or occurrence of any event that could result in the statutory disqualification of Executive from being employed or otherwise associated with a broker-dealer; or

               (vii) a material breach by Executive of this Agreement.

          (e) Termination of Executive Without Cause. TCSC and SCM may terminate the employment of Executive and their obligations hereunder at any time during the Employment Term without Cause upon not less than fourteen (14) days written notice to Executive. In the event of such a termination, subject to and in consideration of Executive's execution of a waiver of liability and general release of all claims against the Schwab Entities and their respective officers, directors, employees and agents in a form acceptable to TCSC and SCM and Executive's full compliance with the restrictions and covenants set forth in
Section 6, above, the sole liability (other than as provided in Section 7(i) below) of TCSC, SCM and the other Schwab Entities shall be to pay (or, as the case may be, provide) to Executive: (i) Executive's Base Salary for the three-year period immediately following the effective date of Executive's termination, payable at TCSC/SCM's option in a lump sum discounted to present value by a compounded six percent (6%) interest rate or in substantially equal installments biweekly, from which TCSC/SCM shall withhold and deduct in either event all applicable federal, state and city income, social security and disability taxes as required by applicable law, (ii) an additional $10 million,
(iii) any bonuses not yet paid to Executive, if any, under Sections 4(b) and 4(c), above, in respect of TCSC's fiscal year ended prior to Executive's termination and any pro-rated bonus payable to Executive under Sections 4(b) and 4(c) above, calculated by the Compensation Committee of the Board in a manner consistent with TCSC policies applicable to Executive Committee members; (iv) an amount equivalent to three years of bonuses payable to Executive under Section 4(b) above, based on Executive's target bonus levels under the plans described in Sections 4(b) above, (v) continued vesting of all of Executive's then outstanding stock options, restricted stock grants and other equity-based awards for the three-year period commencing on the effective date of Executive's termination (TCSC agrees that notwithstanding any provision in the applicable stock plans, agreements or programs to the contrary regarding when a vested stock option may be exercised, Executive shall be treated as having his employment terminated on the third anniversary of the date of termination permitting him to exercise any vested stock options for up to three (3) years and three (3) months following the effective date of Executive's termination under this Section 7(e), and Executive acknowledges and agrees that any such exercise by him more than three (3) months after the effective date of his termination shall preclude the treatment of any such stock option as an incentive stock option for tax purposes), (vi) continuation of the medical, dental and life insurance coverage provided to Executive immediately prior to the effective date of Executive's termination for the three-year period commencing on the effective date of Executive's termination, at the end of which period Executive shall be entitled to group health continuation coverage in accordance with Section 4980B of the Code or other benefits equivalent thereto;
(vii) payment of all unreimbursed out-of-pocket business expenses of the type described in Section 4(e) incurred by Executive prior to the effective date of Executive's termination, (viii) all unused vacation days accrued up to and including the effective date of Executive's termination, and (ix) any other benefits to which Executive is entitled under applicable employee benefit plans in which he participated. In the event Executive fails to execute the waiver of liability and general release described above and/or fails to comply in any respect with his obligations under Section 6, above, then neither TCSC, SCM nor any other Schwab Entity shall have any obligation to make any such post-employment payments or benefits to Executive, with the exception of those payments or benefits described in subsections (vii), (viii) and (ix) herein, but rather shall be entitled to reimbursement by Executive in full for any such payments or benefits already made. All payments and benefits provided to Executive pursuant to this Section 7(e) shall be in lieu of any and all other compensation, benefits, perquisites and claims of any kind, excepting only such additional amounts as may be required by law.

          (f) Termination by Executive with Good Reason. Executive may resign his employment with TCSC and SCM with Good Reason (as defined below), provided that Executive has given TCSC and SCM written notice of the event or events constituting Good Reason and a reasonable opportunity (not to exceed fourteen
(14) calendar days) for TCSC and SCM to cure such event or events, provided such event or events are capable of being cured. In the event of such a resignation, subject to and in consideration of Executive's execution of a waiver of liability and general release of all claims against the Schwab Entities and their respective officers, directors, employees and agents in a form acceptable to TCSC and SCM and Executive's full compliance with the restrictions and covenants set forth in Section 6, above, the sole liability (other than as provided in Section 7(i) below) of TCSC, SCM and the other Schwab Entities shall be to pay (or, as the case may be, provide) to Executive: (i) Executive's Base Salary for the three-year period immediately following the effective date of Executive's resignation, payable at TCSC/SCM's option in a lump sum discounted to present value by a compounded six percent (6%) interest rate or in substantially equal installments biweekly, from which TCSC/SCM shall withhold and deduct in either event all applicable federal, state and city income, social security and disability taxes as required by applicable law, (ii) an additional $10 million, (iii) any bonuses not yet paid to Executive, if any, under Sections 4(b) and 4(c), above, in respect of TCSC's fiscal year ended prior to Executive's resignation and any pro-rated bonus payable to Executive under Sections 4(b) and 4(c) above, calculated by the Compensation Committee of the Board in a manner consistent with TCSC policies applicable to Executive Committee members; (iv) an amount equivalent to three years of bonuses payable to Executive under Section 4(b) above, based on Executive's target bonus levels under the plans described in Section 4(b) above, (v) continued vesting of all of Executive's then outstanding stock options, restricted stock grants and other equity-based awards for the three-year period commencing on the effective date of Executive's resignation (TCSC agrees that notwithstanding any provision in the applicable stock plans, agreements or programs to the contrary regarding when a vested stock option may be exercised, Executive shall be treated as having his employment terminated on the third anniversary of the date of termination permitting him to exercise any vested stock options for up to three
(3) years and three (3) months following the effective date of Executive's termination under this Section 7(f), and Executive acknowledges and agrees that any such exercise by him more than three (3) months after the effective date of his termination shall preclude the treatment of any such stock option as an incentive stock option for tax purposes), (vi) continuation of the medical, dental and life insurance coverage provided to Executive immediately prior to the effective date of Executive's resignation for the three-year period commencing with the effective date of resignation, at the end of which period Executive shall be entitled to group health continuation coverage in accordance with Section 4980B of the Code or other benefits equivalent thereto; (vii) payment of all unreimbursed out-of-pocket business expenses of the type described in Section 4(e) incurred by Executive prior to the effective date of Executive's termination, (viii) all unused vacation days accrued up to and including the effective date of Executive's termination, and (ix) any other benefits to which Executive is entitled under applicable employee benefit plans in which he participated. In the event Executive fails to execute the waiver of liability and general release described above and/or fails to comply in any respect with his obligations under Section 6, above, then neither TCSC, SCM nor any other Schwab Entity shall have any obligation to make any such post-employment payments or benefits to Executive, with the exception of those payments or benefits described in subsections (vii), (viii) and (ix) herein, but rather shall be entitled to reimbursement by Executive in full for any such payments or benefits already made. All payments and benefits provided to Executive pursuant to this Section 7(f) shall be in lieu of any and all other compensation, benefits, perquisites and claims of any kind, excepting only such additional amounts as may be required by law. For purposes of this Agreement, an event or occurrence constituting "Good Reason" shall mean any one or more of the following:

               (i) a material breach of this Agreement by TCSC or SCM;

               (ii) a substantial diminution in the title, duties or responsibilities of Executive as SCM President, or a substantial diminution in the titles of Executive as Vice Chairman and/or Executive Vice President of TCSC;

               (iii) the relocation of Executive's principal place of business to a location more than 25 miles from Jersey City, New Jersey without his cIonsent, which shall not be unreasonably withheld;

               (iv) (A) a reduction in Executive's bonus opportunity as described in Section 4(c) above, and Exhibits B and C hereto, or (B) the failure of the Board to recommend for approval the SCM Incentive Plan for the Employment Term at the 2003 annual meeting of TCSC's stockholders, or the taking of any action by the Board, after having recommended for approval the SCM Incentive Plan for the Employment Term at the 2003 annual meeting of TCSC's stockholders, to rescind such recommendation; (C) the failure of the Board to recommend or present for approval the SCM Incentive Plan for the Employment Term at the 2003 annual meeting of TCSC's stockholders, or (D) the failure of a majority of TCSC's stockholders to approve the SCM Incentive Plan at that 2003 annual meeting;

               (v) a reduction in Executive's Base Salary or bonus opportunity as described in section 4(b), above, and Exhibit A hereto, unless such reduction similarly affects all other Vice-Chair level members of the Executive Committee of TCSC; or

               (vi) the failure by TCSC or SCM to obtain the express written assumption of this agreement by an successor to TCSC or SCM.

          (g) Resignation by Executive. Executive may resign from his employment without Good Reason during the Employment Term and effective upon fourteen (14) days written notice to TCSC and SCM. In the event of such a resignation, subject to and in consideration of Executive's execution of a waiver of liability and general release of all claims against the Schwab Entities and their respective officers, directors, employees and agents in a form acceptable to TCSC and SCM and Executive's full compliance with the restrictions and covenants set forth in
Section 6, above, the sole liability (other than as provided in Section 7(i) below) of TCSC, SCM and the other Schwab Entities shall be to pay (or, as the case may be, provide) to Executive: (i) Executive's Base Salary for the one-year period immediately following the effective date of Executive's resignation, payable at TCSC/SCM's option in a lump sum discounted to present value by a compounded six percent (6%) interest rate or in substantially equal installments biweekly, from which TCSC/SCM shall withhold and deduct in either event all applicable federal, state and city income, social security and disability taxes as required by applicable law, (ii) continuation of the medical, dental and life insurance coverage provided to Executive immediately prior to the date of
Executive's resignation for the one-year period immediately following the effective date of resignation, at the end of which period Executive shall be entitled to group health continuation coverage in accordance with Section 4980B of the Code or other benefits equivalent thereto, (iii) payment of all unreimbursed out-of-pocket business expenses of the type described in Section 4(e) incurred by Executive prior to the effective date of Executive's resignation, (iv) all unused vacation days accrued up to and including the effective date of Executive's resignation; and (v) any other benefits to which Executive is entitled under applicable employee benefit plans in which is participated. The effect of a resignation under this Section 7(g) on Executive's outstanding stock options, restricted stock grants and other equity-based awards shall be determined in accordance with the applicable stock plans, agreements and programs. In the event Executive fails to execute the waiver of liability and general release described above and/or fails to comply in any respect with his obligations under Section 6, above, then neither TCSC, SCM nor any other Schwab Entity shall have any obligation to make any such post-employment payments or benefits to Executive, with the exception of those payments or benefits described in subsections (iii), (iv) and (v) herein, but rather shall be entitled to reimbursement by Executive in full for any such payments or benefits already made. All payments and benefits provided to Executive pursuant to this Section 7(g) will be in lieu of any and all other compensation, benefits, perquisites and claims of any kind, excepting only such additional amounts as may be required by law.

          (h) Resignation of Positions. Upon the effective date of any termination or resignation of Executive's employment for any reason whatsoever, Executive shall be deemed to have resigned from any and all offices and directorships then held with SCM, Schwab, TCSC, and/or any of their respective affiliates or subsidiaries.

               (i) Retirement Eligibility. TCSC acknowledges and agrees that Executive will have satisfied the requisite criteria for retirement eligibility under the terms and conditions of the SchwabPlan Retirement Savings and Investment Plan, the TCSC Deferred Compensation Plan, the TCSC 1992 Stock Incentive Plan, and the TCSC 2001 Stock Incentive Plan as of June 1, 2002, because he was actively employed by SCM and TCSC on that date. As a result, Executive is entitled to have all options granted become fully exercisable and all restricted shares granted become fully vested, but only if such retirement occurs at least two (2) years after the date of grant. For purposes of this retirement eligibility, his "retirement" shall be deemed to be on the date on which his base salary payments cease, calculated assuming the company does not elect to pay the Executive in a lump sum. Nothing in this Agreement shall limit Executive's ability to "retire" for purposes of these plans upon any termination of his employment and his "retiring" for purposes of these plans shall not affect his entitlement to any severance resulting from his termination of employment.

     8. Effect of Termination of Employment. Upon the termination of Executive's employment, the parties' obligations under this Agreement shall terminate, except for those rights and obligations set forth in Sections 6, 7, 8, 10, 11, 12, 16, 20 and 23 hereof, which shall survive such termination. The benefits and payments provided to Executive under Section 7 are expressly in lieu of any eligibility for or entitlement to severance benefits under any severance plan or policy of SCM, Schwab, TCSC, or any of their respective affiliates or subsidiaries.


     9. Representations and Warranties.

          (a) TCSC and SCM represent and warrant that they have the requisite corporate power to enter into this Agreement and to carry out the obligations hereunder. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of TCSC and SCM.

          (b) Executive represents and warrants that he has the legal capacity to enter into this Agreement, is under no employment contract, bond, confidentiality agreement, non-competition agreement, or any other obligation that would violate or be in conflict with the terms and conditions of this Agreement or encumber his performance of duties assigned to him by SCM or TCSC. Executive further represents and warrants that he has not signed or committed to any employment or consultant duties or other obligations that would divert his full attention or conflict with from the duties assigned to him by SCM or TCSC under this Agreement.

     10. Indemnification. Executive shall be indemnified by TCSC for his acts or omissions occurring during the Employment Term to the same extent TCSC indemnifies all other employees at the Executive Committee level.

     11. Governing Law/Jurisdiction. Any and all actions arising out of this Agreement or Executive's employment with TCSC and/or SCM, including, without limitation, tort and contract claims, shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the choice of law principles thereof. Subject to Section 12 below, any and all actions arising out of this Agreement or Executive's employment with TCSC and/or SCM shall be brought only and heard in the state and federal courts of the State of New Jersey, and Executive hereby irrevocably submits to the exclusive jurisdiction of such courts. Executive hereby irrevocably consents to the jurisdiction and proper venue of any such courts in any such suit, action or proceeding and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Executive and SCM and TCSC each hereby agree to waive their respective rights to a trial by jury.

     12. Dispute Resolution.

          (a) Except as otherwise provided herein, Executive and TCSC and SCM agree that any and all disputes between Executive and SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries, or their respective employees, officers, directors, agents or assigns, which relate to, arise out of or pertain to Executive's employment, separation from employment or the construction or interpretation of this Agreement shall be submitted to and resolved by final and binding arbitration. The arbitration shall be instead of any civil litigation; this means that Executive, SCM and TCSC are each waiving any rights to a jury trial. Executive and TCSC and SCM expressly understand and agree that consistent with the foregoing, no party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute arising under or in connection with this Agreement.

          (b) Executive and SCM and TCSC expressly understand and agree that there will be no court or jury trial of disputes between them arising out of or in connection with this Agreement, Executive's employment or separation from employment, including, but not limited to, claims under federal, state or local laws prohibiting employment discrimination. The only disputes not covered by this agreement to arbitrate are actions for injunctive relief brought by either the Executive or SCM, Schwab, TCSC and/or any of their respective affiliates or subsidiaries concerning the rights and obligations set forth in Section 6 above. Furthermore, claims for unemployment insurance benefits, for workers' compensation insurance benefits, and for benefits under any ERISA-governed employee benefit plan(s), shall be resolved pursuant to the claims procedures under such benefit plans.

          (c) All disputes between the parties which are covered by the agreement to arbitrate and which cannot be resolved within two weeks after a demand for direct negotiation between the parties shall be settled exclusively by binding arbitration in Newark, New Jersey under the Commercial Arbitration Rules of the American Arbitration Association before a panel of three (3) neutral arbitrators selected under said Rules. The arbitrators shall award the prevailing party its attorneys fees, arbitration costs, expert fees, and all other costs and expenses incurred in connection with the arbitration, including any fees and costs incurred in confirming and enforcing the award. In the event a dispute concerning or arising out of this Agreement involves regulatory matters or compliance with applicable securities laws, rules or regulations, SCM and/or TCSC or Executive at its or his option may elect to pursue arbitration of all issues between the parties under the arbitration rules of the National Association of Securities Dealers ("NASD") or the New York Stock Exchange ("NYSE") in accordance with the applicable rules. Executive and SCM and TCSC expressly understand and agree that any limitations in the NASD or NYSE arbitration rules excluding statutory discrimination from the scope of the arbitration clause shall not apply and that it is the parties' desire to include statutory discrimination claims within the scope of arbitration. Executive and SCM and TCSC knowingly and voluntarily agree to this arbitration provision. A decision in arbitration shall be final and binding.

          (d) Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitration filing fee expenses shall be borne according to the rules of the NASD or NYSE, as the case may be; provided that if and only if the arbitration involves statutory discrimination claims, SCM and/or TCSC shall pay all types of costs that are unique to arbitration, such as the arbitrator's fees.

     13. Nonwaiver of Rights of Parties. No right or power of any party under this Agreement shall be deemed to have been waived by any act or conduct on the part of such party, or by any neglect to exercise that right or power, or by any delay in so doing; and, except as otherwise provided herein, every right or power shall continue in full force and effect until specifically waived or released by an instrument in writing executed by such party.

     14. Headings. The headings of the several sections of this Agreement are inserted for reference only and not intended to affect the meaning or interpretation of this Agreement.

     15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors, administrators, distributes, devisees and legatees and to the benefit of TCSC, SCM and their successors and assigns. With respect to the obligations, representations and warranties of Executive under Sections 6 and 9(b) this Agreement shall also inure to the benefit of all of the Schwab Entities and their respective successors and assigns.

     16. Assignment. This Agreement is a personal contract and the rights and interests of Executive herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of TCSC, SCM and the other Schwab Entities, as applicable, hereunder shall be binding upon and run in favor of the successors and permitted assigns of TCSC, SCM and/or the other Schwab Entities, as applicable. This Agreement may not be assigned by either party without the prior written consent of the other; except that, without such prior written consent, TCSC and/or SCM may assign their rights and obligations hereunder to any entity owned, directly or indirectly, by SCM, Schwab or TCSC on the condition that TCSC remains liable to perform the obligations of any such assignee in the event such assignee fails to so perform. TCSC and/or SCM shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets of TCSC and/or SCM, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that TCSC and/or SCM is required to perform it.

     17. Entire Agreement. This Agreement, together with its Exhibits, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing signed by Executive, on the one hand, and by the President & Co-Chief Executive Officer of TCSC and the Executive Vice-President, General Counsel and Corporate Secretary of TCSC on the other hand.

     18. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.

     19. Further Assurances. Each party hereto shall, whenever and as often as reasonably requested to do so by any party hereto, do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, delivered, filed or recorded, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, instruments, and assurances as such other party may reasonably request in order to carry out fully the terms and provisions of this Agreement.

     20. Severability and Enforceability. If any one or more of the provisions contained in this Agreement should be held to be invalid, illegal or unenforceable as to any party or in any jurisdiction, then such provision or provisions only shall be deemed invalid, illegal or unenforceable without affecting or otherwise impairing the enforceability of the remaining provisions contained herein and without affecting or otherwise impairing the enforceability of the same provisions in this Agreement with respect to any other party or in any other jurisdiction. If any of the covenants contained in Sections 6 or 12 of this Agreement are held to be invalid, illegal or unenforceable for any reason, the parties agree that the judicial body making such determination shall have the power to reform that provision only to the limited extent required to make the provision enforceable, and as reformed, such provision shall then be enforceable and shall be enforced.

     21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     22. Legal Fees. SCM and/or TCSC shall promptly pay, or if Executive has already paid such amounts reimburse Executive for all properly documented attorneys fees and expenses, including disbursements, reasonably incurred by Executive in connection with the review and negotiation of this Agreement, subject to a maximum of $25,000.

     23. Notices. Any notice or other communication to be given hereunder by any party to another shall be in writing and delivered to the following addresses personally, by facsimile transmission, by postage prepaid registered or certified mail, or by a national overnight carrier:

          (a) Schwab Capital Markets, L.P. and The Charles Schwab Corporation:

                              David S. Pottruck
                              President & Co-Chief Executive Officer
                              The Charles Schwab Corporation
                              120 Kearny Street
                              San Francisco, Ca 94108
                              Facsimile No.:  (415) 636-5431

                              with copies to:

                              Carrie E. Dwyer, Esq.
                              Executive Vice President, General Counsel
                              and Corporate Secretary
                              The Charles Schwab Corporation
                              120 Kearny Street
                              San Francisco, Ca  94108
                              Facsimile No.:  (415) 667-3596

                              and

                              Lawrence B. Rabkin, Esq.
                              Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation
                              3 Embarcadero Center, 6th Floor
                              San Francisco, CA  94111
                              Facsimile:  415/217-5910



               Executive:     Lon Gorman
                              --------------------
                              --------------------
                              --------------------
                              Facsimile No.: (___) __________

                              with a copy to:

                              Charles J. Conroy, Jr.
                              Milbank, Tweed, Hadley & McCloy, LLP
                              1 Chase Manhattan Plaza
                              New York, NY 10005
                              Facsimile No.: (212) 530-5219


or such other persons or such other addresses as may be designated in writing by the parties, by a notice given as aforesaid.
                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                         Schwab Capital Markets L.P.:


                                         By: /s/ James Leonard
                                            ------------------------------

                                         Its: SVP of General Partner
                                            ------------------------------


                                         The Charles Schwab Corporation:


                                         By: /s/ David S. Pottruck
                                            ------------------------------

                                         Its:
                                            ------------------------------


                                         EXECUTIVE:
                                          /s/ Lon Gorman
                                         ----------------------------------
                                         Lon Gorman

                                   EXHIBIT A-1





                         The Charles Schwab Corporation

                         Corporate Executive Bonus Plan

                         (As Amended February 27, 2002)

I. Purposes

     The purposes of this Corporate Executive Bonus Plan (the "Plan") are: (a) to provide greater incentive for key executives continually to exert their best efforts on behalf of The Charles Schwab Corporation (the "Company") by rewarding them for services rendered with compensation that is in addition to their regular salaries; (b) to attract and to retain in the employ of the Company persons of outstanding competence; and (c) to further the identity of interests of such employees with those of the Company's stockholders through a strong performance-based reward system.

II. Form of Awards

     1. Incentive compensation awards under this Plan shall be generally granted in cash, less any applicable withholding taxes; provided that the Committee may determine, from time to time, that all or a portion of any award may be paid in the form of an equity based incentive, including without limitation stock options, restricted shares, or outright grants of Company stock. The number of shares and stock options granted in any year, when added to the number of shares and stock options granted for such year pursuant to the Company's Annual Executive Individual Performance Plan, shall in no event exceed .5% of the outstanding shares of the Company.

III. Determination of Awards

     1. Incentive awards for participants other than the President/Co-Chief Executive Officer shall be determined quarterly according to a Corporate Performance Payout Matrix that shall be adopted at the beginning of each year by the Compensation Committee of the Board of Directors (the "Committee"). The Executive Committee Corporate Performance Payout Matrix shall be based on corporate performance criteria to be selected by the Committee from among the following: revenue growth, operating revenue growth, consolidated pretax profit margin, consolidated pretax operating margin, customer net new asset growth, stockholder return, return on net assets, earnings per share, return on equity, and return on investment. Awards shall be defined by reference to a target percentage of base salary determined, from time to time, by the Committee. Payouts described in this subsection shall be calculated and paid on a quarterly basis, based on year-to-date performance compared with the comparable period in the preceding year.

     2. With respect to payments made pursuant to Section III.1, the amount of base salary included in the computation of incentive awards shall not exceed 250% of the base salary in effect for the officer holding the same or substantially similar position on March 31, 2000. In addition, for all participants other than the President/Co-Chief Executive Officer, (i) the maximum target incentive percentage shall be 100% of base salary and (ii) the maximum award shall be 400% of the participant's target award.

     3. Incentive awards for the President/Co-Chief Executive Officer shall be determined in accordance with a Corporate Performance Payout Matrix that shall be adopted at the beginning of each year by the Committee. The Committee shall determine the President/Co-Chief Executive Officer's award each year, up to the maximum amount defined by the matrix for a given level of performance. This matrix may, if the Committee deems appropriate, differ from that described in Subsection
          III.1. However, the performance criteria shall be the same as referred to above. Payouts for the President/Co-Chief Executive Officer shall be made on an annual basis, based on the Company's results for the full year.

     4. The maximum award payable for the President/Co-Chief Executive Officer under this plan shall be no more than 500% of his target incentive award. The target incentive amount shall be determined each year by the Committee, but may not exceed 500% of base salary. The amount of base salary taken into account for purposes of computing the target incentive award may not exceed 250% of the President/Co-Chief Executive Officer's base salary as of March 31, 2000.

     5. Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any Participant (or to determine that no amount shall be payable to such Participant) with respect to any award prior to the time the amount otherwise would have become payable hereunder. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other participants under the Plan.

IV. Administration

     1.   Except  as  otherwise   specifically   provided,  the  Plan  shall  be
          administered by the Committee. The Committee members shall be appointed pursuant to the Bylaws of the Company, and the members thereof shall be ineligible for awards under this Plan for services performed while serving on said Committee.

     2. The decision of the Committee with respect to any questions arising as to interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be, in its sole and absolute discretion, final, conclusive and binding.

V. Eligibility for Awards

     1. Awards under the Plan may be granted by the Committee to those employees who have contributed the most in a general way to the Company's success by their ability, efficiency, and loyalty, consideration being given to ability to succeed in more important managerial responsibility in the Company. This is intended to include the President/Co-Chief Executive Officer, Vice Chairmen, Executive Vice Presidents, and from time to time, certain other officers having comparable positions.

          No award may be granted to a member of the Company's Board of Directors except for services performed as an employee of the Company.

     2. Except in the event of retirement, death, or disability, to be eligible for an award an employee shall be employed by the Company as of the date awards are calculated and approved by the Committee under this Plan.

     3. For purposes of this Plan, the term "employee" shall include an employee of a corporation or other business entity in which this Company shall directly or indirectly own 50% or more of the outstanding voting stock or other ownership interest.

VI. Awards

     1. The Committee shall determine each year the payments, if any, to be made under the Plan. Awards for any calendar year shall be granted not later than the end of the first quarter of the calendar year, and payments pursuant to the Plan shall be made as soon as practicable after the close of each calendar quarter (or, in the case of the President/Co-Chief Executive Officer, as soon as practicable after the close of each calendar year).

     2. Upon the granting of awards under this Plan, each participant shall be informed of his or her award by his or her direct manager and that such award is subject to the applicable provisions of this Plan.

VII. Deferral of Awards

     1. A participant in this Plan who is also eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may elect to defer payments pursuant to the terms of that plan.

VIII. Recommendations and Granting of Awards

     1. Recommendations for awards shall be made to the Committee by the Co-Chief Executive Officers, except that, with respect to the President/Co-Chief Executive Officer, recommendations for awards shall be made solely by the Chairman/Co-Chief Executive Officer.

     2. Any award shall be made in the sole discretion of the Committee, which shall take final action on any such award. No person shall have a right to an award under this Plan until final action has been taken granting such award.

IX. Amendments and Expiration Date

     While it is the present intention of the Company to grant awards annually, the Committee reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently; provided, however, that no modification of this plan shall operate to annul, without the consent of the beneficiary, an award already granted hereunder; provided, also, that no modification without approval of the stockholders shall increase the maximum amount which may be awarded as hereinabove provided.

X. Miscellaneous

     All expenses and costs in connection with the operation of this Plan shall be borne by the Company and no part thereof shall be charged against the awards anticipated by the Plan. Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder. This Plan shall be construed and governed in accordance with the laws of the State of California.

                                   EXHIBIT A-2










                         The Charles Schwab Corporation

                  Annual Executive Individual Performance Plan

                         (As Amended February 27, 2002)

I. Purposes

     The purposes of this Annual Executive Individual Performance Plan (the "Plan") are: (a) to provide greater incentive for key executives to continually exert their best efforts on behalf of The Charles Schwab Corporation (the "Company") by rewarding them for services rendered with incentive compensation that is in addition to their regular salaries; (b) to attract and to retain in the employ of the Company persons of outstanding competence; and (c) to further align the interests of such employees with those of the Company's stockholders through a strong performance-based reward system.

II. Form of Awards

     Incentive compensation awards under this Plan shall be generally granted in cash, less any applicable withholding taxes; provided that the Committee may determine, from time to time, that all or a portion of any award may be paid in the form of an equity based incentive, including without limitation stock options, restricted shares, or outright grants of Company stock. The number of shares and stock options granted in any year, when added to the number of shares and stock options granted for such year pursuant to the Company's Corporate Executive Bonus Plan, shall in no event exceed .5% of the outstanding shares of the Company.

III. Determination of Awards

     1. Incentive awards for participants shall be determined annually. The participants in the Plan shall be the executive officers who are selected by the Compensation Committee of the Board of Directors (the "Committee") to participate in the Charles Schwab Corporate Executive Bonus Plan (the "CEB Plan"), except that the President and Co-Chief Executive Officer shall not be eligible to participate in the Plan. Payouts under the CEB Plan are defined by reference to a target percentage of base salary determined, from time to time, by the Committee and pursuant to a payout matrix, adopted from time to time by the Committee, that uses corporate performance criteria, to be selected by the Committee from among the following: revenue growth, operating revenue growth, consolidated pretax profit margin, consolidated pretax operating margin, customer net new asset growth, stockholder return, return on net assets, earnings per share, return on equity, and return on investment. Each participant shall have a bonus target under the Plan equal to such Participant's bonus target under the CEB Plan, multiplied by 160%. Payouts described in this subsection shall be calculated and paid on an annual basis.

     2. With respect to payments made pursuant to Section III.1, the amount of base salary included in the computation of incentive awards pursuant to the CEB Plan shall not exceed 250% of the base salary in effect for the officer holding the same or substantially similar position on March 31, 2000. In addition, (i) the maximum target incentive percentage pursuant to the CEB Plan shall be 100% of base salary and
          (ii) the maximum award pursuant to the CEB Plan shall be 400% of the participant's target award.


     3. Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any Participant (or to determine that no amount shall be payable to such Participant) with respect to any award prior to the time the amount otherwise would have become payable hereunder. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other participants under the Plan.

IV. Administration

     1.   Except  as  otherwise   specifically   provided,  the  Plan  shall  be
          administered by the Committee. The Committee members shall be appointed pursuant to the Bylaws of the Company, and the members thereof shall be ineligible for awards under this Plan for services performed while serving on said Committee.

     2. The decision of the Committee with respect to any questions arising as to interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be, in its sole and absolute discretion, final, conclusive and binding.

V. Eligibility for Awards

     1. Awards under the Plan shall be granted by the Committee to those employees who are eligible to participate in the CEB Plan. This is intended to include the Vice Chairmen, Executive Vice Presidents, and other officers having comparable positions.

          No award may be granted to a member of the Company's Board of Directors except for services performed as an employee of the Company.

     2. Except in the event of retirement, death, or disability, to be eligible for an award an employee must be employed by the Company as of the date awards are calculated and approved by the Committee under this Plan.

     3. For purposes of this Plan, the term "employee" shall include an employee of a corporation or other business entity in which this Company shall directly or indirectly own 50% or more of the outstanding voting stock or other ownership interest.

VI. Awards

     1. The Committee shall determine each year the payments, if any, to be made under the Plan. Awards for any calendar year shall be granted not later than the end of the first quarter of the calendar year, and payments pursuant to the Plan shall be made as soon as practicable after the close of the calendar year.

     2. Upon the granting of awards under this Plan, each participant shall be informed of his or her award by his or her direct manager and that such award is subject to the applicable provisions of this Plan.

VII. Deferral of Awards

     1. A participant in this Plan who is also eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may elect to defer payments pursuant to the terms of that plan.

VIII. Recommendations and Granting of Awards

     1. Recommendations for awards shall be made to the Committee by the Co-Chief Executive Officers.

     2. Any award shall be made in the sole discretion of the Committee, which shall take final action on any such award. No person shall have a right to an award under this Plan until final action has been taken granting such award.

IX. Amendments and Expiration Date

     While it is the present intention of the Company to grant awards annually, the Committee reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently; provided, however, that no modification of this plan shall operate to annul, without the consent of the beneficiary, an award already granted hereunder; provided, also, that no modification without approval of the stockholders shall increase the maximum amount which may be awarded as hereinabove provided.

X. Miscellaneous

     All expenses and costs in connection with the operation of this Plan shall be borne by the Company and no part thereof shall be charged against the awards anticipated by the Plan. Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder. This Plan shall be construed and governed in accordance with the laws of the State of California.

                                    EXHIBIT B


                          SUMMARY OF SCM INCENTIVE PLAN

Schwab Capital Markets Incentive ("SCM Incentive")

As a participant in the SCM Incentive Plan, Mr. Gorman will be eligible for annual incentive compensation on the basis of the performance of Schwab Capital Markets and other related capital markets businesses under his authority. The SCM Incentive will fund on the basis of the financial performance of SCM as measured by the actual adjusted pretax contribution margin for the combined performance of all capital markets-related businesses that report to Mr. Gorman. The target SCM Incentive for Mr. Gorman is $3 million and the maximum SCM Incentive payable to Mr. Gorman is $7 million. No bonus payment from this plan will be made unless SCM attains the threshold of 80% of its financial goals and Mr. Gorman is employed by SCM on the date of payment.

SCM performance vs. plan and the resulting SCM Incentive, if any, will be pro-rated for performance between levels ( e.g., performance at 110% of goal would result in a bonus of between $3 million and $4 million, as calculated by Corporate Finance based on the matrix in Exhibit C (which matrix may be revised each year as specified in Section 4(c) of the Agreement)) and for partial years worked by Mr. Gorman.

Form Of SCM Incentive Payment

The first $1 million in annual SCM Incentive payable under this Plan, if any, shall be paid entirely in cash. Any amount earned above $1 million will be paid 50% in cash and 50% in restricted shares (e.g., if an SCM Incentive of $3 million is payable, $2 million will be paid in cash and $1 million in restricted shares).

The restricted share grant amount will be determined by TCSC on the date of grant, so that the total dollar value of restricted shares is converted into TCSC shares by dividing the total dollar value by the average of the high and low price of TCSC stock on the date of grant. E.g., if a $1 million value is to be granted in restricted shares, an average TCSC stock price of $13 on the date of grant, would result in a restricted share grant of 76,923 shares (rounded).

Restricted shares grants in lieu of cash incentive will vest following the below vesting schedule:

      Time              Annual          Cumulative
     Period           Vesting %          Vesting %
    1st year              0%                0%
    2nd year             50%                50%
    3rd year             50%               100%



Timing Of SCM Incentive Payment

The cash portion of any SCM Incentive will be paid by the end of February of each year, based on performance for the prior year (e. g., incentive for year 2002 will be paid in February, 2003), unless Mr. Gorman elects to defer the payment under Schwab's Officer Deferred Compensation Plan. Assuming that the cash portion of any SCM Incentive is determined prior to the February Compensation Committee meeting of TCSC Board of Directors, then any restricted grant portion of the SCM Incentive payable to Mr. Gorman will be granted at the February meeting of the Committee. In 2002, this meeting was held February 27.

SCM Incentive Plan Subject to TCSC Stockholder Approval in 2003

The SCM Incentive Plan (and any payments payable to Mr. Gorman under said plan) with respect to any calendar year after 2002 are expressly contingent upon the approval by a majority of TCSC's stockholders at TCSC's 2003 annual meeting, of a proposal to approve the potential SCM Incentive payments which may be payable to Mr. Gorman under said plan. If a majority of TCSC's stockholders fails to approve such a proposal at the TCSC 2003 annual meeting the SCM Incentive Plan shall be null and void and of no further force and effect with respect to any calendar year after 2002.

                                    EXHIBIT C


                        SCM INCENTIVE MATRIX ILLUSTRATION

-----------------------------------------------------------------------------------------------------------------------------
                                                         SCM Bonus

                                                                                                  Bonus Paid As:
                                                                                   ------------------------------------------
 If Actual Adjusted Pretax                                      Payout as % of                                     Shares
  Contribution Margin is:    SCM Performance     SCM Bonus       Target Bonus          Cash       Shares $ Value   $13.00*
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
    Less than $111.1mm             <80%        $      0               0%           $      0       $      0                 0
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
         $111.1 mm                 80%         $1,000,000             33%          $1,000,000     $      0                 0
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
         $124.9 mm                 90%         $2,000,000             67%          $1,500,000     $  500,000          38,462
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
         $138.8 mm                 100%        $3,000,000            100%          $2,000,000     $1,000,000          76,923
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
         $156.2 mm                112.5%       $4,000,000            133%          $2,500,000     $1,500,000         115,385
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
         $173.5 mm                 125%        $5,000,000            167%          $3,000,000     $2,000,000         153,846
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
         $190.9 mm                137.5%       $6,000,000            200%          $3,500,000     $2,500,000         192,308
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------
         $208.2 mm                150%**       $7,000,000            233%          $4,000,000     $3,000,000         230,769
---------------------------- ----------------- -------------- -------------------- -------------- --------------- -----------

* In this example, the dollar amount represents the number of shares granted by dividing the shares' dollar value by the appropriate SCH stock price.
**150% or greater; the plan payout is capped at $7 million

The plan is based on a SCM 2002 revenue goal of $437 million and an adjusted 2002 pretax contribution margin goal of $138.8 million, or 31.77%. These figures do not include AMPS. The adjusted pretax contribution margin goal is derived by starting with an unadjusted pretax contribution margin of 34.3% and subtracting the cost of equity applied to the equity capital maintained in SCM and the equity capital required by the Securities Lending business. At the end of 2001, SCM's equity capital was $66.9 million and the equity implied in the Securities Lending business was $7.5 million (i.e., loan balance of $602 million multiplied by an equity requirement of 1.25%). TCSC's cost of equity at the end of 2001 was about 15%; thus, the pretax contribution margin has been adjusted down by $11.2 million, or 15% of $74.4 million (i.e., $66.9 million plus $7.5 million).

The adjusted actual pretax contribution margin calculated to determine the achieved performance measure will also include an adjustment to cover the cost of equity required to support any acquisition by SCM.

                                    EXHIBIT D

                             EXECUTIVE'S INVENTIONS

                                [to be inserted]

                             SUPPLEMENTAL AGREEMENT


This Supplemental Agreement (the "Agreement") is entered into as of August 30, 2002 by and among the Charles Schwab Corporation, a Delaware corporation ("TCSC"), Schwab Capital Markets, L.P., a New Jersey Limited partnership ("SCM") and Lon Gorman, an individual ("Executive").

WHEREAS TCSC, SCM and Executive entered into an Executive Employment Agreement (the "Employment Agreement") in July, 2002 but inadvertently failed to fill in the Effective Date for the Employment Agreement when executing it; and

WHEREAS, TCSC, SCM and Executive wish to avoid any misunderstanding and confirm the Effective Date of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:



                                    AGREEMENT

1. Defined Terms

     Any term used in this Agreement that is defined in the Employment Agreement shall have the same meaning as set forth in the Employment Agreement.

2. Effective Date

     The parties acknowledge and agree that the Effective Date of the Employment Agreement is July 16, 2002.

3. No Other Addition or Deletion

     Except as set forth herein, no addition or deletion to the Employment Agreement has been made.

4. Other Provisions

     Sections 11, 12, 13, 14, 15(other than second sentence), 16, 17, 19, 20(other than reference to Sections 6 and 12) , 21, 22(other than reference to $25,000) and 23 of the Employment Agreement shall be deemed to be set forth in this Agreement mutatis mutandis.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first written above.

                          Schwab Capital Markets, L.P.:



                          By:   /s/ James Leonard
                               -----------------------

                          Its:  SVP of General Partner
                               -----------------------



                          The Charles Schwab Corporation:



                          By:   /s/ David S. Pottruck
                               -----------------------

                          Its:  President & Co-CEO
                               -----------------------



                          By:   /s/ Carrie E. Dwyer
                               -----------------------
                               Carrie E. Dwyer


                          Its:
                               -----------------------
                               Executive Vice-President,
                               General Counsel and Corporate Secretary


                          Executive:


                           /s/ Lon Gorman
                          --------------------------
                          Lon Gorman